Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2022 RESULTS

New York, NY – November 8, 2022– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the third quarter of 2022.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Record earnings for the second consecutive quarter: Net income for the third quarter was $113.4 million, or $2.28 per diluted share, compared to a net loss of $67.4 million, or $1.44 per diluted share, in the third quarter of 2021.

•	Adjusted EBITDA(A) for the third quarter was approximately $157.1 million.

•	Total liquidity was $475.5 million as of September 30, 2022, which includes cash(B) of $255.5 million and $220.0 million of undrawn revolver capacity.

•	Returns to Shareholders:

•	Declared special dividend of $1.00 per share to be paid in December 2022 in addition to regular quarterly cash dividend of $0.12 per share

•	Paid the regular quarterly cash dividend of $0.12 per share in September 2022, representing the eleventh consecutive quarter of quarterly dividends

•	Repurchased 687,740 shares for approximately $20 million, representing an average price of $29.08 per share.

•	Returned to shareholders a cumulative $129.3 million since the start of 2020.

•	Balance Sheet Enhancements:

•	De-levered by repaying the total outstanding balance of $25 million on the 8.5% senior notes due June 2023.

“We generated record earnings during the quarter, thanks both to a strong rate environment and the steps we have taken in the last several quarters to prepare for the market recovery,” said Lois Zabrocky, President and CEO of International Seaways. “We expanded our fleet with a diversified portfolio of crude and product tankers, which resulted in significant operating leverage to capture the strong rate environment. We’ve also enhanced our debt profile, extending our maturities and maintaining our low cash break-evens. These initiatives enabled us to continue our commitment to returning capital to shareholders. We paid our eleventh consecutive quarterly dividend, which we increased earlier in the year; we repurchased shares in accretive transactions; and we declared an additional special dividend of $1.00 per share, our second supplemental dividend in two years.”

Ms. Zabrocky added, “We remain committed to our balanced capital allocation strategy as the shipping cycle continues to evolve, and we are well-positioned to take advantage of one of the strongest markets in the last 10 years. We expect the market to remain robust as the focus on energy security drives regional imbalances of oil, creating strong demand for tankers to travel long distances for higher tanker utilization. The supply side outlook is also positive, as the global fleet is unlikely to substantially grow in the near term due to pending environmental regulations and limited newbuild capacity at shipyards already full of orders from other shipping sectors.”

Jeff Pribor, the Company’s CFO stated, “Our substantial earnings power was evident in third quarter, as we ended the quarter with $475 million in total liquidity even after allocating $45 million of cash to additional de-leveraging and share repurchases. Our balance sheet remains strong, with a net loan-to-value ratio of under 29% and ample liquidity to execute our capital allocation strategy. We declared an incremental dividend of $1.00 per share reflecting our strong cash flows during the third quarter. At this point in the cycle, Seaways is well-positioned to continue prioritizing cash returns to shareholders with our significant operating leverage and cash flow generation.”

THIRD QUARTER 2022 RESULTS

Net income for the third quarter of 2022 was $113.4 million, or $2.28 per diluted share, compared to a net loss of $67.4 million, or $1.44 per diluted share, for the third quarter of 2021. The increase in the third quarter of 2022 was principally driven by a $161.6 million increase in revenues amid strengthening market conditions, arising from historically low inventories and regional imbalances brought on by global energy security concerns, and $47.1 million in merger and integration related costs incurred in the third quarter of 2021 related to the Company’s merger with Diamond S. Such items were partially offset by a $9.1 million in gain on the disposal of vessels recorded in the prior year’s quarter.

Consolidated TCE revenues(C) for the third quarter were $234.5 million, compared to $73.0 million for the third quarter of 2021. Shipping revenues for the third quarter were $236.8 million, compared to $84.8 million for the third quarter of 2021.

Adjusted EBITDA(A) for the third quarter was $157.1 million, compared to $8.0 million for the third quarter of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $75.2 million for the third quarter, compared to $34.8 million for the third quarter of 2021. This increase was primarily attributable to an increase in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $24,400, $34,200 and $38,300 per day, respectively, compared with approximately $10,700, $10,700 and $9,800 per day, respectively, during the third quarter of 2021. Shipping revenues for the Crude Tankers segment were $77.1 million for the third quarter of 2022, compared to $41.8 million for the third quarter of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $159.4 million for the third quarter, compared to $38.2 million for the third quarter of 2021. This significant increase is attributable substantially higher spot rates with average spot earnings for the LR1 and MR sectors of approximately $41,000 and $36,000 per day, respectively, in the third quarter of 2022 compared with approximately $12,500 and $10,000 per day, respectively, in the third quarter of 2021. Additionally, an increase of about 731 spot revenue days as a result of fleet optimization and a reduction in off-hire days contributed to higher revenues. Shipping revenues for the Product Carriers segment were $159.8 million for the third quarter, compared to $43.1 million for the third quarter of 2021.

THIRD QUARTER YEAR-TO-DATE 2022 RESULTS

Net income for the first nine months of 2022 was $169.5 million, or $3.40 per diluted share, compared to a net loss of $99.5 million, or $2.90 per diluted share, for the first nine months of 2021.

Consolidated TCE revenues for the first nine months of 2022 were $518.1 million, compared to $162.9 million for the first nine months of 2021. Shipping revenues for the first nine months of 2022 were $526.5 million, compared to $177.9 million for the first nine months of 2021.

Adjusted EBITDA for the first nine months of 2022 was $294.8 million, compared to $28.5 million for the first nine months of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $171.1 million for the first nine months of 2022, compared to $101.8 million for the first nine months of 2021. Shipping revenues for the Crude Tankers segment were $178.8 million for the first nine months of 2022, compared to $111.8 million for the first nine months of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $346.9 million for the first nine months of 2022, compared to $61.0 million for the first nine months of 2021. Shipping revenues for the Product Carriers segment were $347.7 million for the first nine months of 2022, compared to $66.1 million for the first nine months of 2021.

REDEMPTION OF 8.5% SENIOR NOTES

On August 5, 2022, the Company redeemed the $25 million aggregate principal outstanding of the 8.5% senior notes due June 2023.

FLEET OPTIMIZATION PROGRAM

During the third quarter, progress payments on the dual-fuel, LNG powered, VLCC newbuilding were approximately $28 million. The remaining cost of the newbuilding project is fully financed under a sale leaseback arrangement and upon delivery in early 2023, the three vessels will commence long-term time charters with an oil major for seven years.

The Company completed the installation of a scrubber on a 2012-built Suezmax during her second special survey and applied advanced hull coatings on the three Suezmax vessels during drydockings in the third quarter of 2022.

In November 2022, the Company entered into a memorandum of agreement for the sale of a 2008-built MR, which is expected to be delivered to the buyers in the fourth quarter of 2022. Net proceeds of the sale are expected to be approximately $14 million after debt repayment and before other fees and expenses.

RETURNING CASH TO SHAREHOLDERS

During the third quarter, the Company paid its regular, quarterly dividend $0.12 per share, or $5.9 million in aggregate. In August 2022, the Company repurchased 687,740 shares of its common stock in open market purchases, at an average price of $29.08 per share, for a total cost of approximately $20.0 million. The Company’s current share repurchase program has approximately $40.0 million remaining and extends through the end of 2023.

The Company’s Board of Directors declared a regular quarterly dividend of $0.12 per share of common stock and a special dividend of $1.00 per share of common stock on November 7, 2022. Both dividends will be paid on December 22, 2022 to shareholders with a record date at the close of business on December 8, 2022.

CONFERENCE CALL

The Company will host a conference call to discuss its third quarter 2022 results at 9:00 a.m. Eastern Time (“ET”) on Tuesday, November 8, 2022. To access the call, participants should dial (844) 200-6205 for domestic callers and (929) 526-1599 for international callers and entering 110251. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until November 15, 2022 by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 356047.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 78 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 39 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$215,240	$50,543	$463,729	$101,657
Time and bareboat charter revenues	8,487	13,664	22,795	40,076
Voyage charter revenues	13,102	20,609	39,984	36,143
Total Shipping Revenues	236,829	84,816	526,508	177,876

Operating Expenses:
Voyage expenses	2,283	11,848	8,448	15,021
Vessel expenses	58,565	58,174	178,445	112,378
Charter hire expenses	7,797	5,679	22,799	17,283
Depreciation and amortization	27,728	25,806	81,984	59,639
General and administrative	11,839	8,129	32,852	23,141
Third-party debt modification fees	71	26	1,158	26
Merger and integration related costs	—	47,079	—	47,560
(Gain)/loss on disposal of vessels and other property, net of impairments	139	(9,104)	(9,339)	(5,088)
Total operating expenses	108,422	147,637	316,347	269,960
Income/(loss) from vessel operations	128,407	(62,821)	210,161	(92,084)
Equity in (loss)/income of affiliated companies	(1)	5,730	434	16,573
Operating income/(loss)	128,406	(57,091)	210,595	(75,511)
Other (expense)/income	360	(113)	(440)	446
Income/(loss) before interest expense and income taxes	128,766	(57,204)	210,155	(75,065)
Interest expense	(15,332)	(10,639)	(40,630)	(24,925)
Income/(loss) before income taxes	113,434	(67,843)	169,525	(99,990)
Income tax provision	(7)	(35)	(63)	(36)
Net income/(loss)	113,427	(67,878)	169,462	(100,026)
Less: Net loss attributable to noncontrolling interests	—	(526)	—	(526)
Net income/(loss) attributable to the Company	$113,427	$(67,352)	$169,462	$(99,500)

Weighted Average Number of Common Shares Outstanding:
Basic	49,312,716	46,903,955	49,493,315	34,395,732
Diluted	49,743,700	46,903,955	49,758,196	34,395,732

Per Share Amounts:
Basic net earnings/(loss) per share	$2.30	$(1.44)	$3.42	$(2.90)
Diluted net earnings/(loss) per share	$2.28	$(1.44)	$3.40	$(2.90)

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$174,465	$97,883
Short-term investments	80,000	-
Voyage receivables	230,141	107,096
Other receivables	7,891	5,651
Inventories	873	2,110
Prepaid expenses and other current assets	11,379	11,759
Current portion of derivative asset	4,801	-
Total Current Assets	509,550	224,499

Restricted cash	1,060	1,050
Vessels and other property, less accumulated depreciation	1,707,775	1,802,850
Vessels construction in progress	101,701	49,291
Deferred drydock expenditures, net	64,013	55,753
Operating lease right-of-use assets	18,069	23,168
Investments in and advances to affiliated companies	38,109	180,331
Long-term derivative asset	6,252	1,296
Time charter contracts acquired, net	-	842
Other assets	13,374	7,700
Total Assets	$2,459,903	$2,346,780

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$45,593	$44,964
Current portion of operating lease liabilities	8,323	8,393
Current installments of long-term debt	166,965	178,715
Current portion of derivative liability	-	2,539
Total Current Liabilities	220,881	234,611
Long-term operating lease liabilities	8,087	12,522
Long-term debt	900,509	926,270
Long-term derivative liability	-	757
Other liabilities	1,594	2,288
Total Liabilities	1,131,071	1,176,448

Equity:
Total Equity	1,328,832	1,170,332
Total Liabilities and Equity	$2,459,903	$2,346,780

Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$169,462	$(100,026)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	81,984	59,639
Loss on write-down of vessels and other assets	1,697	3,497
Amortization of debt discount and other deferred financing costs	3,630	1,609
Amortization of time charter hire contracts acquired	842	1,743
Deferred financing costs write-off	610	—
Stock compensation	4,447	8,894
Earnings of affiliated companies	(10,017)	(16,573)
Merger and integration related costs, noncash	—	31,053
Write-off of registration statement costs	—	694
Other – net	(774)	1,184
Items included in net income/(loss) related to investing and financing activities:
(Gain)/loss on disposal of vessels and other assets, net	(11,036)	(8,585)
Loss on sale of investments in affiliated companies	9,513	—
Cash distributions from affiliated companies	2,250	6,775
Payments for drydocking	(36,280)	(23,816)
Insurance claims proceeds related to vessel operations	4,545	1,184
Changes in operating assets and liabilities	(114,672)	(16,305)
Net cash provided by/(used in) operating activities	106,201	(49,033)
Cash Flows from Investing Activities:
Cash acquired, net of equity issuance costs related to merger	—	54,155
Expenditures for vessels and vessel improvements	(87,603)	(44,214)
Proceeds from disposal of vessels and other property, net	79,476	113,510
Expenditures for other property	(674)	(450)
Investments in and advances to affiliated companies, net	1,862	(6,861)
Proceeds from sale of investments in affiliated companies	138,966	—
Investments in short term time deposits	(80,000)	—
Net cash provided by investing activities	52,027	116,140
Cash Flows from Financing Activities:
Borrowings on long term debt, net of lenders' fees	641,050	59,469
Payments of deferred financing costs	(782)	(166,640)
Repayments of debt	(744,034)	—
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	88,791
Payments on sale and leaseback financing	(28,640)	—
Cash payments on derivatives containing other-than-insignificant financing elements	—	(3,977)

Cash dividends paid	(14,830)	(37,920)
Repurchase of common stock	(20,017)	—
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(3,174)	(1,125)
Net cash provided used in financing activities	(81,636)	(150,193)
Net increase/(decrease) in cash, cash equivalents and restricted cash	76,592	(83,086)
Cash, cash equivalents and restricted cash at beginning of year	98,933	215,677
Cash, cash equivalents and restricted cash at end of period	$175,525	$132,591

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2022 and the comparable period of 2021. Revenue days in the quarter ended September 30, 2022 totaled 6,541 compared with 6,184 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $835 and $631 per day for the three months ended September 30, 2022 and 2021, respectively.

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$24,427	$43,905		$10,686	$43,893
Number of Revenue Days	812	92	904	761	92	853
Suezmax
Average TCE Rate	$34,244	$27,685		$10,650	$26,604
Number of Revenue Days	849	92	941	748	90	838
Aframax
Average TCE Rate	$38,287	$-		$11,361	$25,746
Number of Revenue Days	366	-	366	276	76	352
Panamax
Average TCE Rate	$-	$-		$9,755	$11,054
Number of Revenue Days	-	-	-	151	264	415
Total Crude Tankers Revenue Days	2,027	184	2,211	1,936	522	2,458
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$17,149		$-	$17,797
Number of Revenue Days	-	89	89	-	92	92
Panamax (LR1)
Average TCE Rate	$40,973	$-		$12,476	$-
Number of Revenue Days	830	-	830	523	-	523
MR
Average TCE Rate	$35,986	$-		$10,000	$15,730
Number of Revenue Days	3,411	-	3,411	2,668	124	2,792
Handy
Average TCE Rate	$-	$-		$6,311	$-
Number of Revenue Days	-	-	-	319	-	319
Total Product Carriers Revenue Days	4,241	89	4,330	3,510	216	3,726
Total Revenue Days	6,268	273	6,541	5,446	738	6,184

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. In addition, during the three months ended September 30, 2022 and 2021, Suezmaxes and MRs acquired by the Company through the merger were employed on transitional voyages in the spot market prior to delivering to pools. These transitional voyages are excluded from the tables above.

During the 2022 and 2021 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of September 30, 2022, INSW’s fleet totaled 78 vessels, including three newbuilds and 75 operating vessels, of which 62 were owned and 16 were chartered in.

	Vessels Owned		Vessels Chartered-in(1)		Total at October 1, 2022
Vessel Fleet and Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC	4	4	6	6	10	10	3,012,171
Suezmax	13	13	-	-	13	13	2,061,754
Aframax	1	1	3	3	4	4	452,375
Crude Tankers	18	18	9	9	27	27	5,526,300

LR2	-	-	1	1	1	1	112,691
LR1	6	6	2	2	8	8	595,134
MR	35	35	4	4	39	39	1,956,718
Product Carriers	41	41	7	7	48	48	2,664,543

Total Operating Fleet	59	59	16	16	75	75	8,190,843

Newbuild Fleet
VLCC	3	3	-	-	3	3	900,000

Total Newbuild Fleet	3	3	-	-	3	3	900,000

Total Operating and Newbuild Fleet	62	62	16	16	78	78	9,090,843

(1) Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Net income/(loss)	$113,427	$(67,878)	$169,462	$(100,026)
Income tax provision	7	35	63	36
Interest expense	15,332	10,639	40,630	24,925
Depreciation and amortization	27,728	25,806	81,984	59,639
Noncontrolling interest	-	(312)	-	(312)
EBITDA	156,494	(31,710)	292,139	(15,738)
Amortization of time charter contracts acquired	159	1,743	842	1,743
Third-party debt modification fees	71	26	1,158	26
Loss on sale of investments in affiliated companies	1	-	9,513	-
Merger and integration related costs	-	47,079	-	47,560
(Gain)/loss on disposal of vessels and other property, including impairments	139	(9,104)	(9,339)	(5,088)
Gain on sale of interest in DASM	(135)	-	(135)	-
Write-off of deferred financing costs	349	-	610	-
Adjusted EBITDA	$157,078	$8,034	$294,788	$28,503

(B) Cash

	September 30,	December 31,
($ in thousands)	2022	2021
Cash and cash equivalents	$174,465	$97,883
Short term investments	80,000	-
Restricted cash	1,060	1,050
Total Cash	$255,525	$98,933

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Time charter equivalent revenues	$234,546	$72,968	$518,060	$162,855
Add: Voyage expenses	2,283	11,848	8,448	15,021
Shipping revenues	$236,829	$84,816	$526,508	$177,876